EXHIBIT 21

SUBSIDIARIES

Webster Bank, National Association is a direct subsidiary of Webster. Webster owns all of the common securities of Webster Capital Trust I, Webster Capital Trust II, People’s Bancshares Capital Trust II and Webster Statutory Trust I. Webster also owns all of the common stock of Webster Insurance, Inc., Fleming, Perry & Cox, Webster D&P Holdings, Inc., FAB Funding Corporation, and FIRSTFED Insurance Agency, LLC. Webster Capital Trust III, Webster Capital Trust IV, Webster Capital Trust V, Webster Capital Trust VI and People’s Bancshares Capital Trust I are also subsidiaries of Webster, however, these Delaware business trusts are inactive and uncapitalized.

Webster Bank has fourteen wholly-owned subsidiaries: FCB Properties, Inc., 575 Broad Street, Inc., Webster Investment Services, Inc., Webster Mortgage Investment Corporation, MyWebster Inc., Webster Community Development Corporation, Center Capital Corporation, Budget Installment Corp., Webster Business Credit Corporation, Webster Growth Capital Corporation, People’s Mortgage Corporation, FIRSTFED Investment Corporation, Celmac Investment Corporation and FIRSTFED Mortgage Corporation. Webster Bank also directly owns all of the outstanding common stock of Webster Preferred Capital Corporation, a publicly traded real estate investment trust. Webster Insurance, Inc., has two subsidiaries, LLIA, Inc., and Webster Risk Services, Inc. LLIA, Inc., has one subsidiary, Louis Levine Agency, Inc. Louis Levine Agency, Inc., owns 100% of Retirement Planning Associates, Inc. Webster Risk Services, Inc., owns 100% of the M&M Companies of New York, Inc.

WEBSTER SUBSIDIARIES

Names Under Which Subsidiary
Name of Subsidiary	Jurisdiction of Organization	Does Business
Webster Bank, N.A.	United States	Same
Webster Capital Trust I	Delaware	Same
Webster Capital Trust II	Delaware	Same
Webster Capital Trust III	Delaware	Same
Webster Capital Trust IV	Delaware	Same
Webster Capital Trust V	Delaware	Same
Webster Capital Trust VI	Delaware	Same
Webster Statutory Trust I	Connecticut	Same
People’s Bancshares Capital Trust I	Delaware	People’s Bancshares Capital Trust
People’s Bancshares Capital Trust II	New York	Same
Webster Insurance, Inc.	Connecticut	Same
FIRSTFED Insurance Agency, LLC	Massachusetts	Same
FAB Funding Corporation	Massachusetts	Same
Fleming, Perry & Cox	Connecticut	Same
Webster D&P Holdings, Inc.	Delaware	Same